Exhibit 99

                                                              February 9, 1998

          REGIONS FINANCIAL AND FIRST COMMERCIAL CORPORATION TO MERGE


	First Commercial Corporation, parent company of First Commercial Bank, N.A., and Regions Financial Corporation announced jointly today that they have signed a definitive agreement that provides for the merger of First Commercial into Regions.

	The merger of First Commercial, Arkansas' largest bank holding company, with Regions, a multi-bank holding company headquartered in Birmingham, Alabama, will create the nation's 26th largest banking company with assets of $32.8 billion and 667 banking locations in nine southern states. The addition of First Commercial, with $6.9 billion in assets, gives Regions the number one market share in Arkansas and new banking locations in Texas, Louisiana and Tennessee.

	Barnett Grace, chairman, president and CEO of First Commercial Corporation, stated, "First Commercial has chosen a merger partner that will generate superior long-term value for our stockholders. This merger between First Commercial and Regions, two highly respected and high-performing institutions with remarkably similar cultures will be an excellent combination and mean good things for our customers, bankers and stockholders."

	Jack Fleischauer, Jr., chairman and CEO of First Commercial Bank in Little Rock, added, "We are excited about the prospect of providing our customers with a broader range of products and services through a greatly expanded regional network of banks and cutting-edge technologies. We are convinced that Regions' track record of quality products and exceptional service will complement First Commercial Bank's unique brand of customer service."

	Carl E. Jones, Jr., president and chief executive officer of Regions, said, "Affiliation with a high-performance bank like First Commercial fits well with Regions' vision of becoming America's best-performing bank. I am confident that First Commercial bankers will feel at home with Regions because our styles are so similar. Customers will be pleased with the range of products and services available from Regions and with the convenience of finding offices of their bank wherever they go throughout the South. The strong asset base and considerable earnings power of the combined franchises should result in continued high returns to our shareholders."

	Under the terms of the agreement, Regions will exchange 1.7 shares of its common stock for each share of First Commercial common stock. Based on Regions' closing stock price of $40.50 on February 6, 1998, the transaction would be valued at approximately $2.7 billion and represent an exchange value of $68.85 for each share of First Commercial common stock. The merger, which is expected to be a tax-free reorganization for federal income tax purposes and accounted for as a pooling of interests, is expected to be consummated during the third quarter of 1998, pending Regions and First Commercial shareholder approval, regulatory approval and other customary conditions of closing. Approximately 65.9 million shares of Regions common stock are expected to be issued in the transaction.


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	To demonstrate Regions' ongoing commitment to the communities that First
Commercial serves, Regions is establishing a Small Business Investment Corporation initially funded with $5 million. This will provide funds for development of new businesses in the communities that First Commercial Corporation services. Regions is also establishing a charitable foundation with a commitment of $7.5 million.

	The transaction is expected to be slightly dilutive to Regions' 1998 earnings per share and accretive thereafter. In connection with this transaction, Regions anticipates incurring a pre-tax merger charge of approximately $85 million.

	In connection with the execution of the merger agreement, First Commercial granted Regions an option to purchase, under certain circumstances, up to 19.9% of First Commercial's outstanding shares of common stock. First Commercial has 38,790,428 shares of common stock outstanding, which includes
1.2 million shares to be issued in connection with First Commercial's pending acquisition of Federal Savings Bank of Rogers, Arkansas (total assets of $480 million), that is expected to be consummated in March, 1998.

	First Commercial Corporation, headquartered in Little Rock, is a $6.9 billion multi-bank holding company with 26 affiliate banks in Arkansas, Tennessee, Texas and Louisiana and a 50% interest in two banks in Oklahoma. First Commercial has the highest market share among banks in Arkansas, where it operates 64 banking offices. First Commercial also operates banking-related affiliates in the areas of mortgage banking, trust services, securities brokerage, asset management and accounts receivable factoring. First Commercial's common stock is traded in the Nasdaq national market under the symbol FCLR.

	Regions Financial Corporation is a $23 billion regional multi-bank holding company providing banking services from 435 full-service offices in Alabama, Florida, Georgia, Louisiana and Tennessee. Regions also provides bank-related services in the fields of mortgage banking, trust, insurance, securities brokerage and mutual funds. In addition to the First Commercial transaction, Regions currently has seven other pending acquisitions, three in South Carolina, two in Georgia, one in Florida and one in Louisiana. After all pending acquisitions (including First Commercial) are completed, Regions will have assets of approximately $32.8 billion, loans of $22.5 billion, deposits of $26.0 billion and stockholders' equity of $2.8 billion. Regions' common stock is traded in the Nasdaq national market system under the symbol RGBK.


For additional information, contact:
At First Commercial:
Lynn Wright, Chief Financial Officer 501/371-7142
Kevin Sabin, Director of Marketing 501/371-6767

At Regions:
Robert P. Houston, Executive Vice President and Comptroller 334/832-8494 Ronald C. Jackson, Senior Vice President and Director of Investor Relations 205/326-7374



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